Exhibit 3.1

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES X PREFERRED STOCK OF AMAZE HOLDINGS, INC.

It is hereby certified that:

1. The name of the Corporation (hereinafter called the “Corporation”) is Amaze Holdings, Inc., a Nevada corporation.

2. The Articles of Incorporation of the Corporation authorize the issuance of 25,000,000 shares of preferred stock, $0.001 par value per share, 24,840,000 of which are unissued and undesignated, and the Articles of Incorporation of the Corporation expressly vest in the Board of Directors of the Corporation the authority to authorize the issue from time to time of one or more series of Preferred Stock and, with respect to each such series, to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, without further vote or action by the stockholders.

3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series X issue of preferred stock:

RESOLVED, that the Board of Directors hereby designates the Series X Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

Section 1. Designation and Authorized Shares. The series of preferred stock designated by this Certificate shall be designated as the Corporation’s Series X Preferred Stock (the “Series X Preferred Stock”) and the number of shares so designated shall be 1.

Section 2. Voting Rights. The Series X Preferred Stock shall have the right to vote and/or consent on proposals to amend the Corporation’s Articles of Incorporation (1) to increase the number of shares of common stock, par value $0.001 per share (the “Common Stock”), that the Corporation is authorized to issue to not more than 4,000,000,000 shares and (2) to effectuate one or more reverse stock splits of the Common Stock, each at a ratio of not less than 1-for-2 and not more than 1-for-500, provided that the combined ratio of all such reverse stock splits shall not exceed 1-for-500 in the aggregate, voting together with the Common Stock as one class (the “Capitalization Amendments Proposals”). With respect to any regular or special meeting of the stockholders to consider the Capitalization Amendments Proposals, the holder of the Series X Preferred Stock shall be entitled to the same notice of any regular or special meeting of the stockholders as may or shall be given to holders of Common Stock entitled to vote at such meetings. Solely with respect to the Capitalization Amendments Proposals, the Series X Preferred Stock shall have voting power equal to 51% of the number of votes eligible to vote at any special or annual meeting of the Corporation’s stockholders (with the power to take action by written consent in lieu of a stockholders meeting). The Series X Preferred Stock shall not have the right to vote and/or consent on any matter other than the Capitalization Amendments Proposals.

Section 3. Liquidation. The Series X Preferred Stock shall not be entitled to participate in any distribution of assets or rights upon any liquidation, dissolution or winding up of the Corporation.

Section 4. Conversion. The Series X Preferred Stock shall not be convertible into Common Stock or any other security of the Corporation.

Section 5. No Dividend Rights. The Series X Preferred Stock shall not be entitled to any dividends or distributions.

Section 6. No Preemptive Rights. No holder of Series X Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class.

Section 7. Automatic Cancellation. Any Series X Preferred Stock issued and outstanding on the record date fixed by the Board of Directors or determined in accordance with the bylaws of the Corporation to vote and/or consent to the Capitalization Amendments Proposals shall be automatically surrendered to the Corporation and cancelled for no consideration upon the one-year anniversary of the filing of this Certificate of Designation with the Nevada Secretary of State. Upon such surrender and cancellation, all rights of the Series X Preferred Stock shall cease and terminate, and the Series X Preferred Stock shall be retired and shall not be reissued.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation as of this 9th day of October 2026.

AMAZE HOLDINGS, INC.

/s/ Joel Krutz
Name:	Joel Krutz
Title:	Chief Executive Officer